UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 15, 2013
(Date of earliest event reported)

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-33275	11-3024080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, 34th Floor, New York, New York 10036
(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (212) 697-9660

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Plan

On November 15, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Warren Resources, Inc. (the “Company”) adopted the Warren Resources, Inc. Severance Plan (the “Severance Plan”) for the benefit of employees of the Company holding the title of Senior Vice President or below and for certain other employees of the Company who may be designated by the Committee from time to time as eligible to participate in the Severance Plan (each a “Participant,” and collectively, the “Participants”). The Committee decided to adopt the Severance Plan to provide the Participants with specified compensation and benefits in a uniform and consistent manner in the event of a termination of employment under circumstances specified therein (including in connection with a “Change in Control”, as defined in the Severance Plan). This Plan will replace any existing severance arrangement for these Participants.

Pursuant to the Severance Plan, in the event of a Participant’s Termination without Cause or in the event of in the event of a Change in Control, where such termination constitutes an involuntary termination, the Participant may be entitled to receive certain compensation and benefits from the Company as set forth in the Severance Plan based upon the Participant’s classification Tier within the Company. Among other conditions, the Participant must sign and not revoke a general release of all claims against the Company as a condition to receiving any of the benefits prescribed by the Severance Plan.

The description of the Severance Plan is not complete and is qualified in its entirety by the actual terms of the Severance Plan, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

10.1                                       Warren Resources, Inc. Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 21, 2013

WARREN RESOURCES, INC.
(Registrant)

By:	/s/ Brian Gelman
Brian Gelman,
Controller

Exhibit No.	Description

10.1	Warren Resources, Inc. Severance Plan